Exhibit 19.1

Amended and Restated Effective as of November 17, 2023

ENANTA PHARMACEUTICALS, INC.

SECURITIES TRADING POLICY

1.
BACKGROUND AND PURPOSE

The federal securities laws prohibit any member of the Board of Directors (a “Director”) or employee of Enanta Pharmaceuticals, Inc. (the “Company”) (including its subsidiaries) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the SEC has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This Securities Trading Policy is being adopted in light of these legal requirements, and with the goal of helping:

•
prevent inadvertent violations of the insider trading laws;
•
avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”);
•
avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•
protect the Company from controlling person liability; and
•
protect the reputation of the Company, its Directors and its employees.
1.1.
What Type of Information is “Material”?

Information concerning the Company is considered material if there is a substantial likelihood that a reasonable stockholder would consider the information important in making a decision to buy or sell the Company’s securities. Stated another way, there must be a substantial likelihood that a reasonable stockholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:

•
the Company’s revenues or results of operations that are higher or lower than generally expected by the investment community;
•
any other qualitative or financial information relating to quarterly results;

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•
the results of clinical trials with respect to the Company’s product candidates;
•
a new product release or a significant development, invention or discovery;
•
in-progress major sales or strategic deals or the loss of such deals;
•
negotiations regarding an important license, distribution agreement, or joint venture;
•
predictions about the significance of announced strategic/operational/product development initiatives;
•
a significant merger or acquisition, joint venture, collaboration, strategic alliance or a sale of assets involving the Company;
•
a proposed public offering or private placement of the Company’s securities;
•
other events regarding the Company’s stock, such as stock repurchases, stock splits, dividends, recapitalizations;
•
a change in control or a significant change in management of the Company;
•
a default on outstanding debt or preferred stock;
•
a bankruptcy filing;
•
the loss, delay or gain of a significant contract, sale or order or other important development regarding customers or suppliers;
•
a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon; or
•
a change in the Company’s independent auditor.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.

This policy also applies to material non-public information about other companies with which is the Company is negotiating or doing business. This policy prohibits trading in the securities of any such company while in possession of material non-public information about it, as well as disclosure of any such material non-public information to others.

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1.2.
When is Information “Nonpublic”?

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.

Information will generally be considered nonpublic unless

(a) the information has been disclosed

•
in a press release that has been distributed by a national newswire service;
•
in a public filing made with the Securities and Exchange Commission (such as a Report on Form 10-K, Form 10-Q or Form 8-K);
•
in a webcast Company conference call that was itself announced in a Company press release that has been distributed by a national newswire service; or
•
in some circumstances, on the Company’s website;

and (b) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

2.
PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES
2.1.
Covered Persons. This Section 2 applies to:
·
all Directors;
·
all employees;
·
all family members of any Directors or employee and who share the same address as, or are financially dependent on, the Director or employee;
·
and all other person who shares the same address as the Director or employee (other than (x) an employee or tenant of the Director or employee or (y) another unrelated person whom the Chief Financial Officer determines should not be covered by this policy); and
·
all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless any such entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

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2.2.
Prohibition on Trading or Recommending Trading While Aware of Material Nonpublic Information.

Prohibited Activities. Except as provided in Section 4, no person or entity covered by this Section 2 may:

·
purchase, sell or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;
·
disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
·
purchase, sell or donate any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director or employee of the Company or recommend to another person that they do so; or
·
disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.

(b) Application of Policy After Cessation of Service. If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.

2.3.
Prohibition on Pledges and Margin Accounts. No person or entity covered by this Section 2 may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge Company securities as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for prior approval to the Chief Financial Officer.

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2.4.
Prohibition on Short Sales and Derivative Transactions. No person or entity covered by this Section 2 may engage in any of the following types of transactions:
·
short sales of Company securities, including short sales “against the box”; or
·
purchases or sales of puts, calls or other derivative securities based on the Company’s securities.
3.
ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES
3.1.
Covered Persons. This Section 3 applies to:
·
all Directors;
·
all executive officers;
·
such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer as being subject to this Section 3 (“the Designated Employees”);
·
all family members of Directors, executive officers and Designated Employees who share the same address as, or are financially dependent on, the Director, executive officer or Designated Employee and any other person who shares the same address as the Director, executive officer or Designated Employee (other than (x) an employee or tenant of the Director, executive officer or Designated Employee or (y) another unrelated person whom the General Counsel determines should not be covered by this policy); and
·
all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

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3.2.
Blackout Periods.
(a)
Regular Blackout Periods. Except as provided in Section 4, no person or entity covered by this Section 3 may purchase, sell or donate any securities of the Company during the period beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of one full trading day after the public release of earnings for such quarter (a “regular blackout period”). For example, if the press release is distributed on Tuesday at 8:00 a.m., New York time, before the opening of the Nasdaq Global Market, the blackout period will end by the market opening on Wednesday morning. On the other hand, if the press release is not distributed until Tuesday at 11:00 a.m., the blackout period will not end until the market opening on Thursday morning, after one full trading day has elapsed.
(b)
Corporate News Blackout Periods. The Company may from time to time notify Directors, executive officers and other specified employees that an additional blackout period (a “corporate news blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no such individual may purchase, sell or donate any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout period is in effect. (In this policy, regular blackout periods and corporate news blackout periods arc each referred to as a “blackout period”)
3.3.
Notice and Pre-Clearance of Transactions.
(a)
Pre-Transaction Clearance. No person or entity covered by this Section 3 (a “Pre-Clearance Person”) may purchase or sell or otherwise acquire or dispose of securities of the Company, other than in a transaction permitted under Section 4, unless such person pre-clears the transaction with either the Chief Executive Officer or Chief Financial Officer. A request for pre-clearance shall be made in accordance with the procedures established by the Chief Executive Officer. The Chief Executive Officer and Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer, and the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer. All trades that are pre-cleared must be affected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Executive Officer or the Chief Financial Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
(b)
Post-Transaction Notice. Each person or entity covered by this Section 3 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Chief Executive Officer or Chief Financial Officer (or any designee of either such officer) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company

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as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
(c)
Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).
4.
EXCEPTIONS
4.1.
Exceptions. The prohibitions in Sections 2.2(a) and 3.2 on purchases and sales of Company securities do not apply to:
·
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or Director is aware of material nonpublic information or, in the case of someone who is subject to Section 3, during a blackout period;
·
acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan which are made pursuant to standing instructions not entered into or modified while the employee or Director is aware of material nonpublic information or, in the case of someone who is subject to Section 3, during a blackout period;
·
other purchases of securities from the Company or sales of securities to the Company; and
·
purchases or sales made pursuant to a Trading Plan (as defined below) that is adopted and operated in compliance with Section 6 of this policy.
4.2.
Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
5.
REGULATION BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in

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connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

6.
Rule 10B5-1 Trading Plans
6.1.
Overview.

Rule 10b5-1 of the Securities Exchange Act of 1934 will protect directors, executive officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws, and such Trading Plan will be exempt from the trading restrictions set forth in this policy. Persons entering into Trading Plans must act in good faith with respect to the Trading Plan throughout its duration. The initiation or termination of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities so that any such initiation, termination or modification is subject to all the limitations and prohibitions relating to transactions in the Company’s securities covered by this policy. Each such Trading Plan and each trading plan that does not satisfy the requirements of Rule 10b5-1, and any adoption, termination or modification thereof, must be submitted to and pre-approved by the Company’s General Counsel, or any other person the Board of Directors may designate from time to time (each an “Authorizing Officer”), who may impose such conditions on the implementation and operation of such plans as the Authorizing Officer deems necessary or advisable. However, compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

Rule 10b5-1 presents an opportunity for participants to establish arrangements so that they can subsequently sell (or purchase) Company stock during open trading windows and blackout periods, even during times when there is material non-public information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an allegation of insider trading. It does not prevent another party from bringing a lawsuit or otherwise alleging that insider trading has occurred.

A Director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material non-public information concerning the Company, and only during an open trading window period outside of a blackout period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the the preparation and filing of a required Form 4 under Section 16 of the Exchange Act.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved

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Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section 6 and result in a loss of the exemption set forth herein.

Directors, executive officers and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time after a required cooling-off period described below in Section 6.3, subject to any requirement of the Company to avoid trading during specified days before regular announcements of quarterly results.

In addition, and except as otherwise permitted by Rule 10b5-1, an individual may not (1) have multiple outstanding Trading Plans or (2) during any 12-month period, enter into more than one single-trade Trading Plan. A single-trade Trading Plan is a plan which can result, or does result, in all of the shares subject to the plan being sold, or purchased, in a single trade. Whether a Trading Plan is a single-trade plan is evaluated and determined after the trading under the plan has occurred, not just prospectively.

6.2.
Elements of a Trading Plan.

Pursuant to Rule 10b5-1, an individual may establish a Trading Plan for the purchase or sale of the Company’s securities in the open market, as follows:

(a) When not aware of any material non-public information concerning the Company, and provided that the individual has not terminated a Trading Plan in the prior 180 days (see Section 6.4) the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell or purchase the securities or adopts a written plan for trading the securities that is the Trading Plan.

(b) the Trading Plan must either:

•
Specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold, and the date or period of days when the securities are to be purchased or sold;
•
include a written formula or algorithm or computer program for determining the amount, price and date/period of the transactions; or
•
prohibit the individual from exercising any subsequent influence over how, when or whether to effect purchases or sales of the Company’s stock under the Trading Plan in question.

(c) any purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

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(d) Trading Plans adopted by Directors and executive officers and employees of the Company are required to include representations by the respective director, executive officer or employee certifying that such director, executive officer or employee:

•
is not aware of material non-public information about the issuer or its securities, and
•
is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
6.3.
Cooling-Off Periods.

Rule 10b5-1 and the Company require a cooling-off period between the establishment of a Trading Plan and commencement of any transactions under such plan.

(a)
For Directors and the Company’s executive officers and principal accounting officer, trading under a Trading Plan may not begin until the later of: (1) 90 days following the adoption or modification of a Trading Plan; or (2) two business days following the disclosure in certain periodic reports (Forms 10-Q, 10-K, 20-F or 6-K) of the Company’s financial results for the fiscal quarter in which a Trading Plan was adopted or modified (but not to exceed 120 days following plan adoption or modification).
(b)
For all other persons (other than the Company), trading under a Trading Plan may not begin until 30 days after the adoption or modification of the Trading Plan.
6.4.
Termination of and Amendments to Trading Plans.

Termination of or amendments to Trading Plans should occur only in unusual circumstances. Effectiveness of any such termination or amendment will be subject to the prior review and approval of an Authorizing Officer. Once a Trading Plan has been terminated, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan (and, in any event, the participant must comply with the cooling-off period requirements described above in connection with the adoption or modification of a Trading Plan, including any modification of a Trading Plan deemed to be the termination of such plan and the adoption of a new plan as described below). Termination of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. Participants should consult with their own legal counsel before deciding to terminate a Trading Plan. In any event, participants should not assume that compliance with the 180-day bar will protect them from possible adverse legal consequences of a Trading Plan termination.

A person acting in good faith may amend an existing Trading Plan so long as such amendment is made outside of a blackout period and at a time when the Trading Plan participant does not possess material non-public information. A modification or change to a Trading Plan that impacts the amount, price, or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) thereunder is deemed a

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termination of the original plan and the adoption of a new plan, subject to a new cooling-off period.

Under certain circumstances, a Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, without any action of the participant.

6.5.
Discretionary Plans.

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted only if pre‑approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock , including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

6.6.
Options.

Exercises of options for cash may be executed at any time. A “cashless exercise” of an option involves the sale of all or a portion of the underlying shares, which may be effected pursuant to a Trading Plan. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The participant should not be involved with this part of the exercise.

6.7.
Trades Outside of a Trading Plan.

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

6.8.
Public Disclosure.

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan. In addition, the Company will provide the disclosures required pursuant to Item 408(a) of Regulation S-K regarding the adoption or termination of trading plans (whether or not they

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satisfy the requirements of Rule 10b5-1 and including any modification of a Trading Plan deemed to be a termination of such plan and the adoption of a new Trading Plan) by directors and executive officers and the material terms of these plans including, without limitation: (i) the name and title of the Director or executive officer (including the principal accounting officer) adopting the plan; (ii) the date of adoption or termination of the plan; (iii) the duration of the plan; and (iv) the aggregate number of securities to be sold or purchased under the plan. The Company will also provide the disclosures required pursuant to Item 408(b) of Regulation S-K regarding this policy and, when required, will file a copy of this policy as an exhibit to its Annual Report on Form 10-K.

6.9.
Prohibited Transactions.

The transactions prohibited under Sections 2.3 and 2.4 of this policy, including without limitation short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

7.
PENALTIES FOR VIOLATION

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment.

8.
COMPANY EDUCATION AND ASSISTANCE
8.1.
Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.
8.2.
Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.

Limitation on Liability. None of the Company, Chief Executive Officer, Chief Financial Officer, and Authorized Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 2.3, a request for pre-clearance submitted pursuant to Section 3.3(a) or a Trading Plan submitted pursuant to Section 6. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or review of a Trading Plan pursuant to Section 6, none of the Company, Chief Executive Officer, Chief Financial Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction or Trading Plan to the person engaging in or adopting such transaction or Trading Plan.

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9.
Execution and Return of Certification of Compliance

After reading this policy, all officers and employees should execute and return to the Company’s Human Resources Department, and all Directors should execute and return to the Company’s General Counsel, the Certification of Compliance form attached hereto as Attachment A.

* * *

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Attachment A

Certification of Compliance

Return By [ ]

TO: [NAME], [TITLE]

FROM:

RE: SECURITIES TRADING POLICY OF ENANTA PHARMACEUTICALS, INC.

I have received, reviewed and understand the above-referenced Securities Trading Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Enanta Pharmaceuticals, Inc. to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the above-referenced Securities Trading Policy.

SIGNATURE DATE

TITLE

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